Rule 424(b)(2)
File No. 333-33814

Pricing Supplement #117 dated March 24, 2005
to the Prospectus Dated April 12, 2000
and Prospectus Supplement Dated October 21, 2003

Marshall & Ilsley Corporation MiNotes SM
Due from 9 Months to 30 Years

Trade Date: March 21, 2005

Issue Price: 100%

Original Issue Date: March 24, 2005

Principal Amount: $1,063,000

Maturity Date:	March 16, 2020

Interest Rate: 5.400%

Interest Payment Dates: 04/15/05 and monthly thereafter

Purchasing Agent acting as Principal: Merrill Lynch & Co.

Purchasing Agent Commission: 2.00%

Proceeds Before expenses: 98.00% ($1,041,740.00)

Survivor's Option: Yes

Redemption or Repayment: Yes

Redemption/Repayment Terms: Callable 03/15/08 and semi-annually thereafter

Minimum Denomination: $1,000 minimum investment with increments of $1,000

CUSIP No.: 57183MFB1

Original Issue Discount: No


Notes:
All trades settle without accrued interest and clear SDFS: DTC Book-Entry only Merrill Lynch DTC Participant Number: 161